Actions required to be reported pursuant to Rule 2a-7

Rule 2a-7(c)(10)(vii) requires that
Russell Investment Company (the Company) file an exhibit to Form N-SAR describing with specificity the nature and circumstances of any action taken during the reporting period pursuant to
Rule 2a-7(c)(6)(ii) with respect to
defaulted securities and events of insolvency.
In addition, the Company is required to report any securities it holds on the final day of the reporting period that are not Eligible
Securities.

Defaulted Securities and Events of
Insolvency for which Action was Taken
During the Reporting Period on Behalf
of the Russell Money Market Fund:

Circumstances:

On September 15, 2008, Lehman Brothers
Holdings, Inc. (Lehman) experienced
an event of default. On that date,
the Russell Money Market Fund
(the Fund) held notes issued by Lehman
with a par value of $225,000, $57,000,
$70,000, and $51,000 and a maturity
of September 15, 2008,
September 26, 2008, March 11, 2009
and April 3,2009, respectively
(the Lehman Notes).

Actions Taken:

The Board met on September 15, 2008
and considered that Lehman had
experienced an Event of Insolvency
and had been downgraded so that it
was no longer an Eligible Security
(within the meaning of Rule 2a-7).
Based upon the recommendation of the
Funds investment adviser and in light
of market conditions, the Board
determined that it was not in the
best interest of the Fund to dispose
of the Lehman Notes at that time.
As a result of this meeting,
the Board authorized the Company,
on behalf of the Fund, to enter
into a capital support agreement
with Russell Investment Management
Company (RIMCo), (the Agreement).
The Agreement requires RIMCo
to make a payment to the Fund
under certain circumstances in
the event there are payment defaults
or a restructuring with respect to
the Lehman Notes or realized losses
from the disposition of Lehman Notes
that cause the Funds market-based
valuation to fall below a stated
threshold compared to the Funds
net asset value calculated under the
amortized cost method. The performance
of RIMCos obligations under the Agreement is guaranteed by Frank Russell Company and Northwestern Mutual Life
Insurance Company.

Securities Held by Russell
Money Market Fund on the Final Day
of the Reporting Period that are not
Eligible Securities:

Lehman Brothers Holdings, Inc.,
notes,
September 15, 2008, par value $225,000

Lehman Brothers Holdings, Inc.,
notes,
September 26, 2008, par value $57,000

Lehman Brothers Holdings, Inc.,
notes,
March 11, 2009, par value $70,000

Lehman Brothers Holdings, Inc.,
notes,
April 3, 2009, par value $51,000